Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation in the Registration Statements on Form S-3 (File Nos. 333-136202, 333-140019,  333-146544,  and 333-146973) of Nova Biosource Fuels, Inc., in the Registration Statement on Form S-8 (File No. 333-134723) of Nova Biosource Fuels, Inc. and in the related prospectuses of our report dated January 28, 2009  relating to the financial statements of Nova Biosource Fuels, Inc. as of October 31, 2008,  2007 and 2006 for the years ended October 31, 2008 and 2007 and the period from inception (December 1, 2005) through October 31, 2006.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
January 28, 2009

Registered Public Company Accounting Oversight Board

AICPA Center for Public Company Audit Firms

Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042

(713) 266-0530 — voice | (713) 266-1815 — fax | www.malone-bailey.com